Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carter Validus Mission Critical REIT, Inc.:

We consent to the use of our report dated March 26, 2015, with respect to the consolidated balance sheets of Carter Validus Mission Critical REIT, Inc. as of December 31, 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2014, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

November 25, 2015

Certified Public Accountants